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                                                                   EXHIBIT 10.58

                              AMENDMENT NO. 1 TO
                           ASSET PURCHASE AGREEMENT

     FWB Software, Inc. ("Seller") and StreamLogic Corporation ("Buyer") pursuant to the authority reserved by them in Section 14.11 of that certain Asset Purchase Agreement dated June 7, 1996 by and between Seller and Buyer (the "Purchase Agreement") hereby agree to amend the Purchase Agreement as follows. Capitalized terms used in this Amendment No. 1 without definition shall have the meanings ascribed to such terms in the Purchase Agreement:

     1. In lieu of Buyer's assumption of the Credit Agreement as contemplated by Sections 2.1(b) and 3.1(a) of the Purchase Agreement, Buyer shall pay off all indebtedness and other amounts due and owing under the Credit Agreement at the Closing and, notwithstanding Section 2.1(a) of the Purchase Agreement, the amount of such payment shall be deducted from the Purchase Price in lieu of a deduction of the amount assumed by Buyer with respect to the Credit Agreement.

     2. The first sentence of Section 4.14 of the Purchase Agreement is amended in its entirety to read as follows:

     "SCHEDULE 4.14 is a true, complete and correct list of all names and business addresses used by the Seller within the preceding three years, and accurately sets forth the present locations of the Assets."

     3. Buyer has waived satisfaction of the condition to Closing set forth in the last clause of Section 8.2 of the Purchase Agreement and Buyer agrees that it will not make any claims against Seller for indemnification for Seller's failure to satisfy such condition.

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          4.   Notwithstanding Section 10.1 of the Purchase Agreement, the
Closing shall be postponed until 10:00 a.m. on July 8, 1996 (or such later time and date as the parties may agree to), but the Purchase Agreement and all documents contemplated thereby or executed in connection therewith shall be dated as of July 1, 1996, the Closing contemplated by the Purchase Agreement shall be deemed to have taken place at 12:01 a.m. on July 1, 1996 and the Buyer shall be deemed to have acquired the Assets at 12:01 a.m. on July 1, 1996.

          5. In furtherance of Section 11.5 of the Purchase Agreement, Seller shall cause Buyer to become a joint signatory on Seller's main Citibank bank account, which shall be used as a clearing account for receivables which may be owing to either Buyer or Seller as of the Closing. In addition, Seller will open a new separate account over which it will have sole signatory authorization for the deposit of the Purchase Price and other business purposes.

          6. Buyer acknowledges that Seller is increasing its inventory reserve as of June 30, 1996 by $150,000 to a total reserve of $500,000, which Buyer and Seller agree is an adequate reserve for purposes of the Purchase Agreement, provided that Seller shall not be excused for fraud or misrepresentation. Buyer further acknowledges that it has satisfied itself with respect to the recall of Sledgehammer Pro by MountainGate and agrees that no additional reserve is to be accrued for purposes of the Purchase Agreement. Buyer further agrees to accept the amount of "Prepaids" set forth in Schedule
1.9 of the Purchase Agreement.

          7. Subject to the carrier's approvals, Seller agrees to retain its employees whom Buyer hires as of the Closing under Seller's existing health plan until such health plan expires in October 1996 in order to give Buyer time to establish coverage for such employees under Buyer's health plan. Buyer shall pay to Seller the coverage costs under such health plan applicable to such employees, calculated on an individual-by-individual basis.

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          8.   Seller and Buyer acknowledge that Buyer has been unable to obtain the third party consents required by Section 9.2 of the Purchase Agreement and the releases required by Section 9.3 of the Purchase Agreement. Seller agrees to waive those requirements provided Buyer agrees to (i) assume Seller's obligations under the contracts, leases and other agreements listed in SCHEDULE
4.13 (other than the Citibank Credit Agreement), (ii) indemnify and defend
Seller from and against any and all claims, obligations, liabilities, costs and expenses incurred by Seller and arising from the obligations assumed by Buyer and (iii) to use its best efforts to obtain such consents and releases after the Closing. To the extent Seller retains the use of leased equipment, Seller shall sublease such equipment from Buyer and Buyer's indemnification shall not extend to the equipment retained by Seller.

          9. The Real Property Lease shall be transferred to Buyer on the terms set forth in the letter to Buyer from ETAK dated July 3, 1996. Seller shall be released from the Real Property Lease and its security deposit shall be returned to Seller in accordance with the terms of the Real Property Lease.

          10. Seller and Buyer acknowledge that the attached Schedules 1.2, 1.3, 1.4, 1.5, 1.9, 2.0, 3.0, 3.1, 4.0, 4.5, 4.7, 4.8, 4.13, 4.14 and 9.3 and
the attached Exhibits 10.2A, 10.2B and 10.3d supersede and replace in their entirety the corresponding schedules and exhibits of the Purchase Agreement.

          11. The term of the Trademark License Agreement shall be two (2) years from its Effective Date. The dollar amount set forth in clause (1) of
Section 2.1(b) of the Operating Agreement shall be $7,500,000 (instead of $8,000,000) and the dollar amounts set forth in clause (2) shall be $6,000,000 and $9,000,000.

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          12.  (Redacted from filing because of propietary and confidential content.)

          13. (Redacted from filing because of propietary and confidential content.)

          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of July 3rd, 1996.
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                                        FWB SOFTWARE, INC.


                                        By   /s/ Norman Fong
                                             ---------------------------
                                        Its  Norman Fong, President
                                             ---------------------------

                                        StreamLogic Corporation


                                        By   /s/ Lee Hilbert
                                             ---------------------------
                                        Its  Chief Financial Officer
                                             ---------------------------

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